EXHIBIT 10.50

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of December 10, 2010 (the “Execution Date”), by and among Real Estate School Online Inc., a Florida corporation (“Seller”), Inuvo, Inc., a Nevada corporation (the “Shareholder”) (Seller and the Shareholder, hereinafter are collectively referred to as the “Selling Parties”), and DF Institute, Inc., an Illinois corporation (“Purchaser”). Capitalized terms used in this Agreement and not otherwise defined herein are defined in Exhibit A.

Recitals

Whereas, the Shareholder is the sole securityholder of Seller;

Whereas, the Selling Parties wish to provide for the sale and transfer of the Acquired Assets to Purchaser, and Purchaser wishes to purchase and acquire the Acquired Assets from the Selling Parties, on the terms set forth in this Agreement; and

Whereas, concurrently with the execution of this Agreement, Seller has delivered to Purchaser evidence reasonably acceptable to Purchaser that the principal terms of this Agreement and the Transactions have been duly approved by the requisite vote of its Board of Directors and the Shareholder in accordance with its Organizational Documents.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	Sale of Assets; Related Transactions.

1.1 Sale of Assets.

(a) At the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser all of Seller’s right, title and interest in and to the Acquired Assets, free and clear of any Encumbrances other than Permitted Encumbrances, on the terms and subject to the conditions set forth in this Agreement.  For purposes of this Agreement, “Acquired Assets” shall mean and include all of the properties, rights, interests and other tangible and intangible assets of Seller (wherever located); provided, however, that the Acquired Assets shall not include any Excluded Assets.  Without limiting the generality of the foregoing, the Acquired Assets shall include:

(i) all accounts receivable, notes receivable, other receivables, deposits, claims for refunds, rights to offset and rights to payment from customers of Seller for fees and other amounts payable, or that may become payable, to Seller with respect to services performed or products sold by or on behalf of Seller and that are primarily related to or arising out of the Acquired Business (the “Acquired Receivables”);

(ii) all prepaid expenses primarily related to or arising out of the Acquired Business;

(iii) all inventories (including raw materials, work in process and finished goods) that are primarily related to or used in or necessary for the conduct of, the Acquired Business (the “Acquired Inventory”);

(iv) all Acquired Equipment;

(v) all advertising and promotional materials, customer lists, phone numbers and other sales-related materials possessed by Seller primarily related to or used in or necessary for the conduct of, the Acquired Business;

(vi) all Intellectual Property and Intellectual Property Rights owned by Seller and all licenses for Intellectual Property and Intellectual Property Rights that is licensed to Seller by a third party (including the Restricted Names and the Intellectual Property listed or required to be listed in Part 2.13 of the Seller Disclosure Schedule), in each case, primarily related to used in or necessary for the conduct of the Acquired Business (the “Acquired IP”);

(vii) subject to the receipt by Seller of such Consents as are necessary, all rights of Seller under the Contracts listed or required to be listed in Part 2.15 of the Seller Disclosure Schedule and all Acquired Business IP Contracts (the “Acquired Business Contracts”);

(viii) all Governmental Authorizations listed or required to be listed in Part 2.17 of the Seller Disclosure Schedule (the “Acquired Governmental Authorizations”);

(ix) all claims (including claims for past infringement or misappropriation of the Acquired IP) and causes of action of Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by Seller) pertaining to or arising out of the Acquired Assets or the Acquired Business, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller (regardless of whether such rights are currently exercisable) pertaining to or arising out of the Acquired Assets or the Acquired Business;

(x) all Books and Records; and

(xi) all goodwill of the Acquired Business.

(b) Notwithstanding anything herein to the contrary, the assets set forth on Exhibit B (the “Excluded Assets”) shall not be sold or transferred hereunder and shall be excluded from the definition of Acquired Assets.

1.2 Consideration.

(a) As consideration for the sale of the Acquired Assets to Purchaser:

(i) at the Closing, Purchaser shall pay to the Selling Parties, in cash, an aggregate purchase price of Seven Hundred Fifty Thousand Dollars ($750,000), as follows (i) a payment to Seller of Seven Hundred Thousand Dollars ($700,000), as adjusted pursuant to Section 1.3(a) (the “Closing Payment”), by wire transfer of same day funds to an account identified by the Selling Parties not less than two business days prior to the Closing Date, and (ii) payment into an escrow account of Fifty Thousand Dollars ($50,000) (the “Escrow Fund”) pursuant to Section 1.2(b).  The Closing Payment, together with the Escrow Fund, as may be adjusted pursuant to Section 1.3, shall be deemed to be the “Purchase Price”; and

(ii) at the Closing, Purchaser hereby assumes and agrees, on and after the Closing Date, to pay, perform and discharge promptly and fully when due the Assumed Liabilities.

(b) At the Closing, Purchaser shall deliver the Escrow Fund into an escrow account to be established pursuant to an Escrow Agreement, dated as of the Closing Date, substantially in the form attached as Exhibit C hereto (the “Escrow Agreement”).    The Escrow Agent shall hold and disburse the Escrow Fund pursuant to the terms of the Escrow Agreement.

(c) For purposes of this Agreement, “Assumed Liabilities” shall mean only the following Liabilities of Seller:

(i) all current liabilities in the categories and of the type listed in Part 1.2(c)(i) of the Seller Disclosure Schedule that are related solely to normal operating activities of the Acquired Business and that are included in the Estimated Working Capital and which remain unpaid and are not delinquent as of the Closing Date;

(ii) the obligations of Seller under the Acquired Business Contracts, but only to the extent such obligations (A) arise or are to be performed after the Closing Date, (B) do not arise from or relate to any Breach by Seller or its Affiliates of any of such Acquired Business Contracts prior to the Closing Date or any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach by Seller or its Affiliates of any of such Acquired Business Contracts, (C) do not arise from the failure to obtain any required Consent from any third party in connection with the assignment and transfer of such Acquired Business Contracts to Purchaser pursuant to this Agreement and (D) are set forth in written Acquired Business Contracts; and

(iii) all Liabilities arising out of or relating to the use, ownership, sale or lease of any of the Acquired Assets after the Closing.

(d) Notwithstanding the foregoing, and notwithstanding anything to the contrary  contained in this Agreement, the Assumed Liabilities shall not include, Purchaser shall not be required to assume or to perform or discharge, and Seller and its Affiliates, shall be solely responsible to pay, perform and discharge any other Liability of Seller or any of its Affiliates that is not an Assumed Liability, including without limitation:

(i) all current Liabilities not taken into account in determining Final Working Capital;

(ii) any Liability of Seller or its Affiliates arising out of or relating to the execution, delivery or performance of any of the Transaction Agreements;

(iii) any Liability of Seller or its Affiliates arising from or relating to any acts or omissions of by the Seller or its Affiliates, after the Closing;

(iv) any Liability of Seller or its Affiliates arising from or relating to (A) any services performed by Seller or its Affiliates for any Person, (B) any claim or Proceeding against Seller or its Affiliates or (C) any product sold by Seller or its Affiliates;

(v) any Liability of Seller or its Affiliates for the payment of any Tax for any period except for all Taxes attributable to the Acquired Business or the Acquired Assets for all taxable periods or ratable portions thereof from and after the Closing Date;

(vi) all Liabilities of Seller or its Affiliates to any employee or former employee of the Seller or its Affiliates including, without limitation, (i) Liabilities under or with respect to any Employee Benefit Plan, profit sharing plan or for severance pay or payments triggered by the sale of the Acquired Assets, and (ii) Liabilities with respect to worker’s compensation and unemployment insurance benefits for events, occurrences and or injuries or claims arising prior to the close of business on the Closing Date;

(vii) all inter-company Liabilities and obligations;

(viii) all Liabilities arising from or related to any breach by Seller or its Affiliates, failure of Seller or its Affiliates to perform, torts related to Seller or its Affiliate’s performance, breach, or non-performance of, violations of Law, infringements or indemnities of Seller or its Affiliates under, guaranties of Seller or its Affiliates pursuant to and overcharges or underpayments by Seller or its Affiliates under, any Acquired Business Contract on or prior to the Closing Date;

(ix) any Liability under any Acquired Business Contract, if the Selling Parties shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation of any rights or obligations under such Acquired Business Contract in connection with the transactions contemplated under this Agreement;

(x) any Liability arising from Seller’s noncompliance with any Legal Requirement or Governmental Authorization;

(xi) all Liabilities arising out of or relating to the ownership, operation or conduct by Seller or its Affiliates of any business other than the Acquired Business;

(xii) any Liability arising from or related to any Indebtedness of Seller or its Affiliates; or

(xiii) any other Liability of any Person, including any Liabilities of Seller or its Affiliates, not otherwise specifically identified in Section 1.2(c).

For purposes of this Agreement, all Liabilities not expressly listed in the definition of Assumed Liabilities, including the excluded liabilities described in “(i)” through “(xiii)” above, are referred to as “Excluded Liabilities.”

1.3 Working Capital Adjustment.

(a) Within three (3) days prior to the date hereof, Seller shall have prepared in good faith and delivered to Purchaser a written estimate of Working Capital as of the Closing Date (the “Estimated Working Capital”), setting forth in reasonable detail the computation thereof, which shall have been prepared in accordance with Seller’s past practices used in preparing the Financial Statements.  If the Estimated Working Capital is less than $0 (such amount the “Target Working Capital”), then the Closing Payment shall be decreased by the amount of such difference.  If the Estimated Working Capital is greater than the Target Working Capital, then the Closing Payment shall be increased by the amount of such difference.

(b) Within 60 days following the Closing Date, Purchaser shall prepare and deliver to Seller an unaudited balance sheet of the Acquired Business as of 11:59 p.m. on the business day immediately prior to the Closing Date (the “Closing Date Balance Sheet”), which shall set forth in reasonable detail the computation of Working Capital as of such time (the “Closing Date Working Capital”).

(c) Within 30 days after the date on which Purchaser delivers the Closing Date Balance Sheet to Seller (such 30 day period hereinafter the “Objection Period”), Seller shall have the right to dispute any specific line item(s) included in the calculation of the Closing Date Working Capital set forth in the Closing Date Balance Sheet by delivering a written notice to that effect to Purchaser (a “Dispute Notice”).  Any Dispute Notice so delivered shall identify the specific line item(s) being disputed and include a proposed revision of such line item(s).

(d) In the event that prior to the expiration of the Objection Period: (i) Seller notifies Purchaser of its agreement with the calculation of the Closing Date Working Capital or (ii) Seller fails to deliver a Dispute Notice as provided above, the calculation of the Closing Date Working Capital shall be deemed, on the date of such notification (in the case of (i) above) or upon the expiration of the Objection Period (in the case of (ii) above), to have been finally determined for purposes of this Agreement.  In addition, in the event that Seller delivers a Dispute Notice on or prior to the expiration of the Objection Period, any specific line item(s) included within the calculation of the Closing Date Working Capital which such Dispute Notice does not identify as disputed and include a proposed revision thereof shall be deemed, on the date of such delivery, to have been finally determined for purposes of this Agreement.

(e) In the event that Seller delivers a Dispute Notice to Purchaser prior to expiration of the Objection Period (the “Objection Date”), Seller and the Purchaser shall promptly meet and attempt in good faith to resolve the disputed line item(s) and negotiate a final determination of the Closing Date Working Capital.  In the event the parties cannot agree upon a final determination of the Closing Date Working Capital within 10 days following the Objection Date, Purchaser or Seller may submit the dispute to an independent accounting firm of national reputation mutually agreed by Purchaser and Seller (the “Dispute Auditors”).  The Dispute Auditors shall be instructed promptly to review the submissions of the parties and the relevant back-up information and designate as the final determination of any disputed line item(s) one of the following:  (A) Purchaser’s calculation as set forth in the Closing Date Balance Sheet or (B) Seller’s calculation as set forth in the Dispute Notice (the foregoing or the Closing Date Working Capital determined in accordance with Section 1.3(c) above, as the case may be, hereinafter, the “Final Working Capital”).  The Dispute Auditors shall not be permitted to designate any calculation other than those set forth in items (A) or (B) above.  The Dispute Auditors shall deliver written notice of their decision simultaneously to Seller and Purchaser within 10 business days after their receipt of the submissions of the parties.  The decision made by the Dispute Auditors shall be deemed the final determination of any disputed line item(s), and shall be conclusive and binding on all parties.  All of the fees and disbursements related to the engagement of the Dispute Auditors shall be paid by the party whose calculation was not designated by the Dispute Auditors as the final determination of the Closing Date Working Capital.

(f) If, after the determination of the Final Working Capital in accordance with the provisions of this Section 1.3, the Final Working Capital is greater than the Estimated Working Capital then, within five (5) business days after such final determination, Purchaser shall pay to Seller, in cash, the amount by which Final Working Capital exceeds the Estimated Working Capital.

(g) If, after the determination of the Final Working Capital in accordance with the provisions of this Section 1.3, the Final Working Capital is less than the Estimated Working Capital then, within five (5) business days after such final determination, Seller shall pay to Purchaser, in cash, the amount by which the Estimated Working Capital exceeds the Final Working Capital.

1.4 Closing.

(a) The closing of the sale of the Acquired Assets to Purchaser (the “Closing”) shall take place at the offices of Purchaser immediately following the execution of this Agreement.  For purposes of this Agreement, “Closing Date” shall mean the date and time as of which the Closing takes place.

(b) At the Closing:

(i) Seller shall execute and deliver to Purchaser such bills of sale, endorsements, assignments and other documents as may be necessary or appropriate in the reasonable judgment of Purchaser to assign, convey, transfer and deliver to Purchaser good and valid title to the Acquired Assets free and clear of any Encumbrances, including without limitation the Bill of Sale attached hereto as Exhibit D (the “Bill of Sale”);

(ii) Seller and Purchaser shall execute and deliver to one another the Escrow Agreement and the Assignment and Assumption Agreement attached hereto as Exhibit E (the “Assignment and Assumption Agreement”) and the Transition Services Agreement attached hereto as Exhibit F (the “Transition Services Agreement”);

(iii) Purchaser shall pay the Closing Payment to Seller and the Escrow Fund to the Escrow Agent;

(iv) Purchaser shall enter into a Consulting Agreement with Jim Sweetin on terms reasonably acceptable to Purchaser;

(v) Seller shall deliver evidence, reasonably satisfactory to Purchaser, that the principal terms of this Agreement and the Transactions have been duly approved by the requisite vote of its Board of Directors and the Shareholder in accordance with its Organizational Documents;

(vi) Purchaser shall deliver evidence, reasonably satisfactory to Seller, that the principal terms of this Agreement and the Transactions have been duly approved by the requisite vote of its Board of Directors in accordance with its Organizational Documents;

(vii) Seller shall deliver evidence (including without limitation a lien release executed by Wells Fargo Bank, National Association), reasonably satisfactory to Purchaser, that (a) as of Closing, the Selling Parties will have caused all Indebtedness pursuant to which any acquired Assets may be bound, to be paid in full or to be retained by Seller or its Affiliates, as applicable; and (b) that all Encumbrances listed in Part 2.6(a) of the Seller Disclosure Schedule have been or will be removed;

(viii) Seller shall deliver evidence, reasonably satisfactory to Purchaser, that, as of Closing, Seller has received all Consents set forth on Part 2.3 of the Seller Disclosure Schedule and said consents are in full force and effect;

(ix) the Selling Parties shall deliver to Purchaser such other documents as Purchaser may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by the Selling Parties, (B) evidencing the compliance by the Selling Parties, or the performance by the Selling Parties, any covenant or obligation set forth in this Agreement or (C) otherwise facilitating the consummation or performance of any of the Transactions; and

(x) Purchaser shall have registered as a Dealer for sales tax purposes with the Florida Department of Revenue and shall deliver a current annual resale certificate issued to Purchaser by the Florida Department of Revenue certifying that the Acquired Inventory is being purchased for resale.

1.5 Substitute Arrangements.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be deemed to constitute an agreement to assign any claim, Contract, Governmental Authorization, license, lease, commitment, permit or any right or privilege arising thereunder if an attempted assignment thereof, without the Consent of any Person or Governmental Body, would render any Contract void.  The Selling Parties will use commercially reasonable efforts to obtain any Consents required to assign to Purchaser all rights, benefits and interests under each Acquired Business Contract that requires the Consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder, in a manner to permit the Acquired Business to be conducted by Purchaser following the Closing as it is currently conducted.  If any such Consent has not been obtained by the Closing, or if an attempted assignment of any such Contract would otherwise be ineffective so that Purchaser would not receive the benefit of all rights thereunder of the Seller or its Affiliates, as applicable, the Selling Parties will provide for Purchaser, at the sole cost and expense of the Selling Parties, any arrangement reasonably requested by Purchaser intended to provide for Purchaser all of the benefits of such rights, including entering into a sublease or subcontract on the same terms and conditions as the underlying lease or Contract or bringing appropriate legal action seeking to enforce for the benefit of Purchaser any and all rights of Seller and its Affiliates, as applicable, against the other party or parties to such claim, Contract, license, lease or commitment.

1.6 Allocation of Purchase Price.  Purchaser and the Selling Parties shall each file all Tax Returns (including amended returns and claims for refund) in a manner consistent with the allocation of the Purchase Price among the Acquired Assets and Assumed Liabilities as set forth on Exhibit G.  Neither Purchaser nor the Selling Parties shall take any position with respect to Taxes that is inconsistent with such allocation, including in any audit or examination by any Governmental Body unless, and only to the extent that, it is required to do so pursuant to a Final Determination (as defined in Section 1313(a) of the Code) and any similar state or local tax provision.  Purchaser and the Selling Parties shall prepare and timely file such reports and information returns as may be required under applicable Legal Requirements to report the allocation of the Purchase Price among the Acquired Assets and Assumed Liabilities in accordance with this Section 1.6.  Each Party agrees to notify the other Party in the event that any Governmental Body takes or proposes to take a position for Tax purposes that is inconsistent with the allocation set forth on Exhibit G.

1.7 Prorations.  Notwithstanding anything herein to the contrary, any Taxes imposed on or with respect to the Acquired Assets and other expense items such as rent, utilities and similar expenses with respect to the Acquired Business that relate to a period beginning before the Closing Date and ending after the Closing Date shall be apportioned as of the Closing Date such that Seller shall be liable for (and shall reimburse Purchaser to the extent that Purchaser shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect of, periods through the day before the Closing Date and Purchaser shall be liable for (and shall reimburse Seller to the extent that Seller shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect to, periods from and after the Closing Date.  Appropriate settlement of such amounts will be made within thirty (30) days after the amount of any such item is finally known.

2.	Representations and Warranties of the Selling Parties.

The Selling Parties jointly represent and warrant as of the Closing Date, that each of the representations and warranties contained in this Section 2 is true and correct, except as expressly otherwise set forth in the Seller Disclosure Schedule.  The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2, and the disclosure in any such numbered and lettered Section of the Seller Disclosure Schedule shall be deemed to qualify each Section of this Agreement to which such information is applicable (regardless of whether or not such Section is qualified by reference to the Seller Disclosure Schedule and regardless of whether or not the Seller Disclosure Schedule references such Section), so long as application to such Section is readily apparent on its face (and without the need to review or investigate any referenced documents or matters).

2.1 Due Organization; Etc.  Part 2.1 of the Seller Disclosure Schedule lists each Selling Party’s form of organization, its jurisdiction of organization and each other jurisdiction in which it is authorized to do business.  Each Selling Party has delivered to Purchaser accurate and complete copies of its Organizational Documents.  Each Selling Party is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and Seller has full corporate power and authority to conduct the Acquired Business as it is now being conducted, to own or use the properties and assets that it purports to own or use in connection with the Acquired Business, and to perform all its obligations under the Acquired Business Contracts.  Each Selling Party is duly qualified, authorized, registered or licensed to do business and is in good standing under the laws of each jurisdiction in which either the ownership or use of the Acquired Assets owned or used by it, or the conduct of the Acquired Business by it, requires such qualification, authorization, registration or licensure.  Seller does not have any Subsidiaries, nor has it ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.  The Selling Parties have never conducted the Acquired Business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name in connection with the Acquired Business, other than the names listed in Part 2.1 of the Seller Disclosure Schedule.  Neither Seller nor the Shareholder has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of Seller or any other Entity in which the Acquired Business is conducted, as applicable, or the winding up or cessation of their business or affairs.

2.2 Authority; Binding Nature of Agreements.  Each Selling Party has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transaction Agreements to which such Selling Party is a party; and the execution, delivery and performance by the Selling Parties of such Transaction Agreements have been duly authorized by all necessary action on the part of the Selling Parties.  Each Transaction Agreement to which any Selling Party is a party constitutes the legal, valid and binding obligation of such Selling Party, enforceable against such Selling Party in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

2.3 Non-Contravention; Consents.  Except as set forth in Part 2.3 of the Seller Disclosure Schedule, neither the execution and delivery of any of the Transaction Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Selling Parties or any of the Acquired Assets, is subject;

(b) cause any of the Acquired Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Acquired Governmental Authorization;

(d) contravene, conflict with or result in a violation of (i) any of the provisions of the Organizational Documents of the Selling Parties or (ii) any resolution adopted by the Shareholder or the Board of Directors of Seller;

(e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Business Contract or give any Person the right to (i) declare a default or exercise any remedy under any Acquired Business Contract, (ii) accelerate the maturity or performance of any Acquired Business Contract or (iii) cancel, terminate or modify any Acquired Business Contract; or

(f) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.

Except as listed in Part 2.3 of the Seller Disclosure Schedule, no filing with or notice to, Consent from or vote or other approval by any Person is or will be required to be obtained by either Selling Party in connection with the execution and delivery of any of the Transaction Agreements or the consummation or performance of any of the Transactions.  All filings, notices, Consents, votes or other approvals set forth or required to be set forth on Part 2.3 of the Seller Disclosure Schedule have been made, given, or obtained and are in full force and effect.

2.4 Financial Statements.

(a) Part 2.4 of the Seller Disclosure Schedules sets forth the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheets of the Acquired Business as of December 31, 2008 and December 31, 2009 and the related unaudited statements of operations for the 12 month periods then ended, and (ii) the unaudited balance sheets of the Acquired Business as of October 31, 2010 (the “Interim Balance Sheet”) and the related unaudited statements of operations for the ten months then ended.  Except as set forth on Part 2.4 of the Seller Disclosure Schedule the Financial Statements (i) have been prepared from, and are in accordance with in all material respects, the books of account and other financial records of the Selling Parties with respect to the Acquired Business, (ii) are accurate and complete in all material respects, and (iii) present fairly in all material respects the financial position of the Acquired Business as of the respective dates thereof and the results of operations of the Acquired Business and for the periods covered thereby.

(b) There are no Liabilities primarily related to or arising out of the Acquired Business, except for (i) Liabilities identified as such in the “Liabilities” column of the Interim Balance Sheet, (ii) Liabilities which have arisen since the date of the Interim Balance Sheet in the Ordinary Course of Business, and (iii) Liabilities which are not, individually or in the aggregate, material to the Acquired Business as a whole.

2.5 Absence of Changes.

Since October 31, 2010 (i) the Seller has conducted the Acquired Business in the Ordinary Course of Business, (ii) there has not been any material adverse change in, and no event has occurred that could reasonably be expected to have a material adverse effect on, the Acquired Business; (iii) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Acquired Assets (whether or not covered by insurance); and (iv) Seller has not:

(a) sold or otherwise transferred, or leased or licensed, any material assets used in the Acquired Business to any other Person other than in the Ordinary Course of Business;

(b) except as set forth in the Balance Sheet, written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness included in the Acquired Assets;

(c) amended or terminated any Acquired Business Contract;

(d) caused any of the Acquired Assets to become subject to any Encumbrance other than Permitted Encumbrances;

(e) purchased or otherwise acquired from any other Person any material asset for use in the Acquired Business, except for supplies acquired in the Ordinary Course of Business;

(f) forgiven any debt or otherwise released or waived any material right or claim related to the Acquired Business;

(g) changed any of its methods of accounting or accounting practices in any material respect with respect to the Acquired Business;

(h) entered into any transaction or taken any other action, in each case related to the Acquired Business, outside the Ordinary Course of Business; and

(i) except for the Transactions contemplated hereby, agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(a)” through “(h)” above.

2.6 Title To Assets.

(a) Seller has good title to, or in the case of leased property, a valid leasehold interest in, all of the Acquired Assets (whether real or personal, tangible or intangible).  Except as set forth in Part 2.6(a) of the Seller Disclosure Schedule, none of the Acquired Assets is subject to any Encumbrances (including, without limitation, tax-related Encumbrances) other than Permitted Encumbrances.  At the Closing, Seller will transfer to Purchaser good and valid title to all Acquired Assets, free and clear of any Encumbrances other than Permitted Encumbrances

(b) Except as set forth in Part 2.6(b) of the Seller Disclosure Schedule, the Acquired Assets constitute all of the assets, properties, rights and goodwill necessary to carry on the Acquired Business as presently conducted, and are sufficient to carry on the Acquired Business in the Ordinary Course of Business.  Except as set forth in Part 2.6(b) of the Seller Disclosure Schedule, neither the Shareholder nor any of its Affiliates (other than the Seller) has title to, or in the case of leased property, a leasehold interest in, any of the Acquired Assets.

2.7 Fraudulent Transfers.  Neither Selling Party is insolvent, nor will either Selling Party be rendered insolvent by any of the Transactions.  Immediately after consummation of the Transactions, (i) each Selling Party will be able to pay its debts as they become due, (ii)  each Selling Party will not have unreasonably small assets with which to conduct its business and (iii) taking into account all pending and threatened Proceedings against each Selling Party, final judgments against each Selling Party in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Selling Party will be unable to satisfy any such judgments promptly.  As used in this Section, “insolvent” means that the sum of the then existing saleable value of a Selling Party’s assets, as applicable, does not and will not exceed its then existing debts and other liabilities.

2.8 Receivables.  Part 2.8 of the Seller Disclosure Schedule lists a complete breakdown and aging of all Acquired Receivables as of November 30, 2010.  All Acquired Receivables: (a) represent valid obligations of customers arising from bona fide transactions entered into in the Ordinary Course of Business and (b) are current and collectible in full, except as set forth in Part 2.8 of the Seller Disclosure Schedule.  Part 2.8 of the Seller Disclosure Schedule lists all unreturned security deposits and other deposits related to the Acquired Business.

2.9 Suppliers.  Part 2.9 of the Seller Disclosure Schedule lists for calendar year 2009 and for the ten-months ended October 31, 2010 the top 10 suppliers of the Acquired Business for each such period, based on the dollar amount of purchases for such periods.  Except as set forth on Part 2.9 of the Seller Disclosure Schedule, none of such suppliers has notified any Selling Party in writing that it intends to stop doing business with, decrease the rate of products or services provided to, or change the terms (whether related to payment, price or otherwise) on which it does business with, the Acquired Business, in each case, as compared to the business in place between such suppliers, on the one hand, and Seller and its Affiliates, on the other hand, in the Acquired Business as of the date hereof (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

2.10 Inventory.  Part 2.10 of the Seller Disclosure Schedule lists a complete breakdown of all Acquired Inventory as of the Closing Date.  All Acquired Inventory (a) is of such quality and quantity as to be usable and saleable in the Ordinary Course of Business, (b) has been priced at the lower of cost or market value using the “last-in, first-out” method and (c) is free of any material defect or deficiency.  The inventory levels maintained in the Acquired Business (i) are not excessive in light of the normal operating requirements for the Acquired Business and (ii) are adequate for the conduct of the Acquired Business in the Ordinary Course of Business.

2.11 Equipment, Etc.  Part 2.11 of the Seller Disclosure Schedule lists all Acquired Equipment and lists the date of acquisition, original cost and the book value of each asset included therein.  The Acquired Equipment constitutes all of the equipment, leaselines, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets primarily related to or used in the conduct of the Acquired Business in the manner in which such business is currently being conducted.  Part 2.11 of the Seller Disclosure Schedule also lists all Acquired Equipment leased on behalf of the Acquired Business and identifies each lease therefor.  All Acquired Equipment (a) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), (b) complies in all material respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements and (c) is adequate and appropriate for the uses to which it is being put.

2.12 Real Property.  Except as set forth in Part 2.12 of the Seller Disclosure Schedule, there is no real property or any interest in real property (including any leasehold interest) which is used or utilized by the Acquired Business.

2.13 Intellectual Property.

(a) Part 2.13(a) of the Seller Disclosure Schedule lists each Acquired Business Product.

(b) Part 2.13(b) of the Seller Disclosure Schedule lists (i) each item of Registered IP and all internet domain names included in the Acquired IP in which the Seller purports to have an ownership interest of any nature (whether exclusively, jointly, with another Person, or otherwise) (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number and (iii) to the Knowledge of the Selling Parties, any other Person that has or purports to have an ownership interest in such item of Registered IP and the nature of such ownership interest. The Selling Parties have made available to the Purchaser accurate copies of all applications and all other correspondence and other material documents related to each such item of Registered IP.

(c) Part 2.13(c) of the Seller Disclosure Schedule lists (i) all Intellectual Property Rights or Intellectual Property licensed to the Seller related to, used in or necessary for the operation of the Acquired Business, other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (B) is not incorporated into the development, manufacturing, or distribution of, the products or services of the Acquired Business and (C) is generally available on standard terms for less than $5,000 (“In-Licensed IP”), (ii) the corresponding Contract or Contracts pursuant to which the In-Licensed IP is licensed and (iii) whether the license or licenses granted for the In-Licensed IP is exclusive or nonexclusive.

(d) Part 2.13(d) of the Seller Disclosure Schedule lists each Acquired Business IP Contract in which the aggregate fees and royalties (including maintenance and support fees for the first year of maintenance and support, if any) paid or payable to the Seller or its Affiliates equal or exceed $5,000 and pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Acquired IP.  Neither the Seller nor any of its Affiliates is bound by, and no owned Acquired IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Purchaser to use, exploit, assert, or enforce any owned Acquired IP anywhere in the world.

(e) The Selling Parties have provided to Purchaser a complete and accurate copy of each standard form of Acquired Business IP Contract used in connection with the Acquired Business, including each standard form of (i) end user license agreement, (ii) development agreement, (iii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, (iv) consulting or independent contractor agreement, including any agreements used in marketing, advertising or promoting the Acquired Business, containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision or (v) confidentiality or nondisclosure agreement.  Part 2.13(e) of the Seller Disclosure Schedule lists each Acquired Business IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Purchaser.

(f) Seller and its Affiliates exclusively own all right, title, and interest to and in the Acquired IP (other than In-Licensed IP) free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Part 2.13(d) of the Seller Disclosure Schedule).  Each Person who is or was involved in the creation or development of any Acquired IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights (including a release of all copyright rights) to Seller and its Affiliates, as applicable, and confidentiality provisions protecting the Acquired IP.  Seller and its Affiliates have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce the Acquired IP.  Neither the Seller nor any of its Affiliates have assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Acquired IP to any other Person, other than pursuant to this Agreement.

(g) To the Knowledge of the Selling Parties, (i) no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired IP and (ii) the use of the Acquired IP has not has infringed, misappropriated or otherwise violated and is not currently infringing, misappropriating or otherwise violating any Intellectual Property Right of any other Person.  Part 2.13(g) of the Seller Disclosure Schedule lists (and the Selling Parties have provided to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or its Affiliates or their respective Representatives since October 31, 2005 regarding any actual, alleged or suspected infringement or misappropriation of any Acquired IP (or any actual, alleged or suspected infringement or misappropriation of any Intellectual Property Right of any other Person resulting from the use of any Acquired IP), and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h) No Acquired Business Product developed by and proprietary to Seller contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Acquired Business Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Acquired Business to use or distribute any Acquired Business Product.

2.14 Privacy, Data Security.

(a) Part 2.14(a) of the Seller Disclosure Schedule lists each Seller Privacy Policy and the Selling Parties have provided a copy of each such policy to Purchaser.  Seller and its Affiliates have complied at all times and in all material respects with all of Seller Privacy Policies and with all Legal Requirements applicable to the Acquired Business pertaining to privacy, User Data, or Personal Data.

(b) Part 2.14(b) of the Seller Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Acquired Business at any time (the “Seller Databases”), the types of Personal Data in each Seller Database, the means by which such Personal Data was collected, and the security policies that have been adopted and maintained with respect to each Seller Database.  No material breach or violation of any such security policy has occurred or, to the best of the Selling Parties’ Knowledge, is threatened, and there has been no unauthorized or illegal use of or access to any Personal Data in any of Seller Databases.

(c) Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Purchaser’s possession or use of the User Data or any data or information in Seller Databases, will result in any material violation of any Seller Privacy Policy or any material Legal Requirement pertaining to privacy, User Data, or Personal Data.

2.15 Acquired Business Contracts.

(a) Except as set forth on Part 2.15 of the Seller Disclosure Schedule, the Selling Parties have delivered or made available to Purchaser accurate and complete copies of all Acquired Business Contracts, including all amendments thereto, listed on Part 2.15 of the Seller Disclosure Schedule.  Each Acquired Business Contract is valid and in full force and effect and is enforceable in accordance with its terms.

(b) Seller has not, and to Seller’s Knowledge, no other Person has violated or breached in any material respect, or declared or committed any material default under, any Acquired Business Contract.  Seller has not received any written notice regarding any actual or alleged material breach of, or default under, any Acquired Business Contract.  To Seller’s Knowledge, no event has occurred and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time) result in a material breach of any Acquired Business Contract or give any Person the right to declare a default under, accelerate the maturity or performance of, or terminate or modify, any Acquired Business Contract.

2.16 Compliance with Legal Requirements.  Seller has complied in all material respects since October 31, 2005, with each Legal Requirement that is applicable to the conduct or operation of the Acquired Business or the ownership or use of any of the Acquired Assets.  Seller has not received any written notice from any Governmental Body regarding any actual or alleged material violation of any Legal Requirement that is applicable to the conduct or operation of the Acquired Business or the ownership or use of any of the Acquired Assets.  To Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Seller of any Legal Requirement that is applicable to the conduct or operation of the Acquired Business or the ownership or use of any of the Acquired Assets.

2.17 Governmental Authorizations.

(a) Part 2.17 of the Seller Disclosure Schedule lists each Governmental Authorization that is held by the Seller and relates to, or is necessary for the conduct of, the Acquired Business.  The Selling Parties have delivered or made available to Purchaser accurate and complete copies of all of such Governmental Authorizations and all amendments thereto.  Each such Governmental Authorization is valid and in full force and effect.

(b) Seller is and has at all times since October 31, 2005 complied in all material respects with all of the terms and requirements of each Governmental Authorization related to, used in, or necessary for the conduct of, the Acquired Business.  Seller has not received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, in each case that relates to, or is necessary for the conduct of, the Acquired Business

2.18 Tax Matters.  There is no outstanding claim, audit or other examination or proceeding with respect to Taxes or failure to file any Tax Return that may result in a Liability to the Acquired Business.  There are no Taxes of Seller or its Affiliates that form or could form the basis for any Encumbrances on any of the Acquired Assets or could increase the amount of any Assumed Liabilities and there are no grounds for the assertion or assessment of any such Encumbrances.  Seller and its Affiliates, as applicable, have timely collected or withheld, and timely paid to the appropriate taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the Financial Statements, all monies required to have been collected or withheld from Business Employees for income Taxes and social security and other payroll Taxes.  There is no Proceeding pending or, to the Knowledge of the Selling Parties, threatened against any of the Seller or its Affiliates with respect to any Taxes associated with the Acquired Assets or the Acquired Business.  Neither the Seller nor any of its Affiliates have any liability for the Taxes of any other Person, the non-payment of which would result in an Encumbrance on any Acquired Asset, would otherwise materially and adversely affect the Acquired Business or would result in Purchaser becoming liable or responsible therefor.  There has not been any waiver or extension of any statute of limitations in respect of Taxes associated with the Acquired Assets or the Acquired Business which waiver is currently in effect.

2.19 Employee Matters.  Part 2.19 of the Seller Disclosure Schedule lists the name, title and annual compensation of each employee of Seller and its Affiliates whose primary responsibilities are related to the Acquired Business, including any such employee who is on a leave of absence or on layoff status (such individuals are collectively referred to herein as “Business Employees”).

2.20 Environmental Matters.  Seller is in compliance with all Environmental, Health, and Safety Requirements applicable to the Acquired Business.  Seller has not received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements applicable to the Acquired Business, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any facilities used in the Acquired Business arising under Environmental, Health, and Safety Requirements.

2.21 Proceedings; Orders.  Except as set forth in Part 2.21 of the Seller Disclosure Schedule, there is no pending Proceeding, and, to the Knowledge of the Selling Parties, no Person has threatened in writing to commence any Proceeding (a) that could reasonably be expected to affect the Acquired Business, any of the Acquired Assets or the obligations of the Selling Parties under this Agreement or any of the Transaction Agreements (whether or not the Selling Parties are named as a party thereto) or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.  To the Knowledge of the Selling Parties, no event has occurred, and no claim or dispute or other condition or circumstance exists, that could directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.  There is no Order to which the Acquired Business or any Acquired Asset is subject and none of the Seller or its Affiliates are subject to any Order that relates to the Acquired Business or the Acquired Assets.  To the Knowledge of the Selling Parties, there is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income of the Acquired Business or on the ability of the Shareholder or Seller to comply with or perform any covenant or obligation under any of the Transaction Agreements or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.22 Related Party Transactions.  Except as set forth on Part 2.22 of the Seller Disclosure Schedule, no officer, director or owner of 10% or more of the capital stock of the Seller or any of its Affiliates (each, a “Related Party”) (a) has any direct or indirect interest of any nature in any of the assets related to the Acquired Business, (b) has entered into, or has any direct or indirect financial interest in, any Acquired Business Contract, transaction or business dealing of any nature involving the Acquired Business, (c) is competing, directly or indirectly, with the Acquired Business or (d) has any claim or right against the Acquired Business.

2.23 Certain Business Practices.  Neither of the Seller, its Affiliates  nor, to the Knowledge of the Selling Parties, any director, officer, agent or employee of Seller and its Affiliates has, in connection with the Acquired Business (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

2.24 Investment Banking Fees.  Except for fees or commissions that may be payable to Hyde Park Capital, LLC, set forth on Part 2.24 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Selling Parties.

2.25 Disclaimer of Additional Representations or Warranties.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 2, NONE OF THE SELLING PARTIES NOR THEIR RESPECTIVE DIRECTORS, OFFICERS, SECURITYHOLDERS, AFFILIATES, EMPLOYEES, CONSULTANTS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.  ANY REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS SECTION 2, WHETHER EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), ARE DISCLAIMED BY THE SELLING PARTIES.  EXCEPT AS SET FORTH IN THIS SECTION 2, PURCHASER IS ACQUIRING THE ACQUIRED ASSETS AND ACQUIRED BUSINESS “AS IS” AND “WHERE IS”.  FOR AVOIDANCE OF DOUBT AND WITHOUT LIMITING THE FOREGOING, NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT TO ANY FINANCIAL PROJECTIONS.

3.	Representations and Warranties of Purchaser.

Purchaser represents and warrants, as of the Closing Date, that each of the following representations and warranties is true and correct:

3.1 Due Organization; Etc.  Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of Illinois.

3.2 Authority; Binding Nature Of Agreements.  Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under each of the Transaction Agreements to which it is a party, and the execution and delivery by Purchaser of each Transaction Agreement to which it is a party has been duly authorized by all necessary action on the part of Purchaser and its board of directors.  Each Transaction Agreement to which Purchaser is a party on the date hereof constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

3.3 Non-Contravention; Consents.  Neither the execution and delivery of any of the Transaction Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser is subject;

(b) contravene, conflict with or result in a violation of (i) any of the provisions of the Organizational Documents of Purchaser or (ii) any resolution adopted by the securityholders, board of directors of Purchaser;

No filing with or notice to, Consent from or vote or other approval by any Person is or will be required in connection with the execution and delivery of any of the Transaction Agreements or the consummation or performance of any of the Transactions.

3.4 Financial Resources.  Purchaser has immediately available as of the date hereof all of the financial resources required to consummate the transactions contemplated hereby, including the cash necessary to pay the Purchase Price.  No part of the Purchase Price is contingent upon Purchaser securing, and Purchaser does not have to secure, financing in order to consummate the transactions contemplated hereby.

3.5 Investment Banking Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.6 No Reliance.  Except for the specific representations and warranties expressly made by the Selling Parties in Section 2, (a) Purchaser acknowledges and agrees that neither Selling Party is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Acquired Business or either Seller Party’s, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, or the prospects of the Acquired Business, except as is set forth in this Agreement.  In connection with Purchaser’s investigation of the Acquired Business, Purchaser has received from the Selling Parties certain estimates, projections, forecasts, plans and budgets, and Purchaser acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets and (ii) the Selling Parties are not making any representation or warranty with respect to such estimates, projections, forecasts, plans and budgets, (b) Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Selling Parties have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person, and (c) Purchaser is acquiring the Acquired Assets subject only to the specific representations and warranties set forth in Section 2 as further limited by the specifically bargained for exclusive remedies as set forth in Section 5.

4.	Other Agreements.

4.1 Further Actions.

(a) From and after the Closing Date, Seller and Purchaser shall cooperate with one another and shall execute and deliver such documents and take such other actions as any party hereto may reasonably request, for the purpose of evidencing the Transactions and putting Purchaser in possession and control of all of the Acquired Assets.  Without limiting the generality of the foregoing, from and after the Closing Date, Seller shall promptly remit to Purchaser any funds that are received by Seller and that are included in, or that represent payment of such receivables included in, the Acquired Assets.

(b) From and after the Closing Date, the Selling Parties and Purchaser will cooperate in good faith and render reasonable assistance to the other Parties in connection with the filing of Tax Returns, any audit or Proceeding with respect to Taxes, or any other Proceeding, in each case relating to the Acquired Assets or the Acquired Business, as and to the extent reasonably requested by the other parties hereto.  Such cooperation shall include (i) the retention and (upon a party’s request) the provision of records and information which are reasonably relevant to the preparation of Tax Returns or to any such Proceeding and (ii) making relevant employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

4.2 Employee Matters.

(a) Subject to the Transition Services Agreement, Seller and its Affiliates may terminate any of their respective Business Employees at any time following the Closing.  Purchaser has no intent to offer employment to any Business Employees and Seller and its Affiliates shall retain responsibility for any and all obligations owed to any Business Employees.  Seller and its Affiliates shall be responsible for providing any notice of mass layoff or plant closing, as may be required pursuant to the WARN Act and any applicable state or local plant closing notification statute, with respect to Business Employees who are not employed by Seller or its Affiliates after the Closing Date and shall maintain such employees on Seller payrolls for any period of notice required by the WARN Act and any applicable state or local plant closing notification statute.

(b) Following the Closing Date, Seller shall be solely responsible for continuation coverage pursuant to Part 6 of Title I of ERISA and Sections 4980B of the Code (“COBRA”) for any of Seller’ covered employee and associated qualified beneficiaries and who incurred a qualifying event (as described in Section 4980B(3) of the Code) before, on or after the Closing Date and who elected COBRA continuation coverage pursuant to Section 4980B(5) of the Code.  Purchaser shall not be considered a successor employer to Seller or its Affiliates with respect to any Employee Benefit Plan as a result of the transactions contemplated herein or otherwise.  Purchaser shall not be liable or otherwise responsible for any accrued or unaccrued liability (including any underfunding, penalties, excise taxes or otherwise) or other obligation, either existing currently or accrued or discovered in the future, with respect to any Employee Benefit Plan.

4.3 Confidentiality.

(a) The Selling Parties agree that for five (5) years following the Closing Date they shall hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements (and then only following reasonable prior written notice to Purchaser, to the extent practicable, so that Purchaser shall have an opportunity to object), all confidential information of Purchaser and the Acquired Business in their possession and will not release or disclose such confidential information to any other Person, except to their auditors, attorneys, financial advisors and other consultants, agents and advisors who need to know such information in connection with the Selling Parties’ business (provided that the Selling Parties takes reasonable steps to ensure that each such Person maintain the confidentiality required hereunder); provided that the foregoing obligations shall not apply to any such information which comes into the public domain through no fault of the Selling Parties, or of any Person to whom the Selling Parties are authorized to release or disclose such information, or any information that the recipient of such information independently develops or discovers after the Closing without reference to the disclosed information or breach hereof.

(b) The parties hereto agree that from and after the Closing Date, neither party will make any public announcement to the existence or terms of this Agreement or the Transactions without the express written approval of the other party, except (i) to the extent required by law (including securities laws) or any stock exchange rules or regulations (and then only following reasonable prior written notice to other party, to the extent practicable, so that the other party shall have an opportunity to object) and (ii) disclosures to such party’s Representatives (provided that such party take reasonable steps to ensure that each such Representative maintain the confidentiality required hereunder).

4.4 Change Of Name.  Immediately after the Closing, Seller shall change its name to a name that does not include the words “Real Estate School Online” or any variation thereof based on Purchaser’s reasonable business judgment that is confusingly similar thereto.

4.5 Non-Competition; Non-Solicitation.

(a) The Selling Parties agrees that, for a period of five (5) years following the date hereof, neither Selling Parties nor any of their Affiliates shall, without the prior written consent of Purchaser, directly or indirectly, anywhere in the United States (i) form, acquire, operate, control, make a financial investment in, or otherwise finance, manage, participate in, any on-line real estate, OSHA, food safety, architect, nursing, CFP or insurance education and licensing business (a “Competing Business”), or (ii) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any suppliers, vendors or other material business relationships of the Acquired Business.

(b) The Selling Parties agree that (i) the covenants set forth in this Section 4.5 are reasonable in temporal and geographical scope and in all other respects, and (ii) the covenants contained herein have been made in order to induce Purchaser to enter into this Agreement.  If, at the time of enforcement of this Section 4.5, a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.  The Selling Parties recognize and affirm that in the event of its breach of any provision of this Section 4.5, money damages would be inadequate and Purchaser would not have an adequate remedy at law.  Accordingly, the Selling Parties agree that in the event of a breach or a threatened breach by any Selling Party of any of the provisions of this Section 4.5, Purchaser, in addition to all other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

4.6 Retention of and Access to Records.  For a period of 3 years after the Closing Date, the Selling Parties shall provide Purchaser and its authorized Representatives, upon reasonable notice and during normal business hours, access to the books and records retained by the Selling Parties, which in any way relate to the Acquired Business that were not included in the Acquired Assets.  The Selling Parties shall, during such 3-year period, preserve and maintain such books and records held by it and shall not destroy or cause to be destroyed any such books or records.  Notwithstanding the foregoing, if at any time after the first anniversary of this Agreement and prior to the expiration of the 3-year period, the Selling Parties want to destroy any of the books and records held by it, it may destroy such books and records in compliance with applicable Legal Requirements after giving Purchaser written notice of the intention to destroy the reasonably identified category of documents at least 30 days prior to the destruction date and the opportunity to take delivery of such books and records.

5.	Indemnification, Etc.

5.1 Survival of Representations and Covenants.

(a) Except as expressly set forth in Section 5.1(b) and subject to Section 5.1(d), the representations and warranties made by each party in this Agreement shall expire at 11:59 p.m. on the second anniversary of the Closing.  All of the covenants and obligations of the parties contained in this Agreement shall survive (A) until fully performed or fulfilled, unless non-compliance with such covenants or obligations is waived in writing by the party or parties entitled to such performance or (B) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(b) Subject to Section 5.1(d), (i) the representations and warranties set forth in Sections 2.13 (Intellectual Property), 2.18 (Tax Matters), and 2.20 (Environmental Matters) shall expire at 11:59 p.m. (New York time) on the 90th day following the expiration of the relevant statute of limitations, and (ii) the representations and warranties set forth in Sections 2.1 (Due Organization), 2.2 (Authority), 2.6 (Title to Assets), 2.24 (Investment Banking Fees), 2.25 (Disclaimer of Additional Representations or Warranties), 3.1 (Due Organization), 3.2 (Authority) and 3.6 (No Reliance) shall survive indefinitely; provided, however, that if a Claim Notice (as defined below) relating to any representation or warranty set forth in any of the provisions of Section 2 or Section 3 is given to Seller or Purchaser, as applicable, on or prior to the time and date of expiration for such representation or warranty, then, notwithstanding anything to the contrary contained in this Section 5.1(b) and in Section 5.1(a), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.  The representations and warranties described in this Section 5.1(b) are referred to herein as the “Specified Representations”.

(c) The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.

(d) Notwithstanding anything to the contrary contained in Sections 5.1(a) or  5.1(b), if either the Selling Parties or Purchaser commit any intentional and knowing misrepresentation or fraud related to any representation or warranty of the Selling Parties or Purchaser set forth in Section 2 or Section 3, then such representation or warranty shall not expire, but rather shall remain in full force and effect for an unlimited period of time (regardless of whether any Claim Notice relating to such representation or warranty is ever given).

(e) For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the indemnifying party a written notice stating that such Indemnitee believes that there is or has been a possible Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a possible Breach (the “Claim”) and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

5.2 Indemnification.

(a) From and after the Closing Date, the Selling Parties, jointly and severally, shall hold harmless and indemnify each of the Purchaser and its Indemnitees (each, a “Purchaser Indemnified Party”) from and against, and shall compensate and reimburse each Purchaser Indemnified Party for, any Damages that are directly or indirectly suffered or incurred by any Purchaser Indemnified Party (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach by either Selling Party of any of the representations or warranties made by the Selling Parties in this Agreement, in any other Transaction Agreement or in any certificate or other instrument delivered by or on behalf of any Selling Party pursuant hereto or thereto;

(ii) any Breach by either Selling Party of any covenant or obligation of the Selling Parties contained in this Agreement;

(iii) the Excluded Assets or the Excluded Liabilities;

(iv) any Liability as a result of any termination of Business Employees prior to or after the Closing and any Liability for misclassification by a Selling Party of any Person as an independent contractor rather than an employee prior to the Closing; or

(v) any failure by either Selling Party to comply with bulk sales or bulk transfer laws or similar Legal Requirements in connection with the Transactions.

(b) From and after the Closing Date, the Purchaser shall indemnify and hold harmless each of the Selling Parties’ Indemnitees (each a “Seller Indemnified Party”) from and against, and shall compensate and reimburse each Seller Indemnified Party for, any Damages that are directly or indirectly suffered or incurred by any Seller Indemnified Party or to which any Seller Indemnified Party may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach by Purchaser of any of the representations or warranties made by Purchaser in this Agreement, in any other Transaction Agreement or in any certificate or other instrument delivered by or on behalf of Purchaser pursuant hereto or thereto;

(ii) any Breach by Purchaser of any covenant or obligation of Purchaser contained in this Agreement; and

(iii) the Acquired Assets or the Assumed Liabilities.

5.3 Indemnification Procedures.

(a) Whenever a claim for indemnification shall arise for which any Indemnitee of Purchaser or the Selling Parties, as applicable, shall be entitled to indemnification hereunder, such Indemnitee shall provide a Claim Notice to the Purchaser or Selling Parties, as applicable (the “Indemnitor”) in writing within thirty (30) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for the Indemnitor to take appropriate action to resist such claim; provided that the failure to give such notice shall not relieve the Indemnitor of its obligation to indemnify the Indemnitee except to the extent that the Indemnitor shall have been materially prejudiced in its ability to defend such claim.  For claims other than third party Claims, the right of the Indemnitee to indemnification, as set forth in the Indemnitee’s notice, shall be deemed agreed to by the Indemnitor unless, within thirty (30) days after the mailing of such notice, the Indemnitor notifies the Indemnitee in writing that it disputes the right of the Indemnitee to indemnification.  If the Indemnitee is timely notified of such dispute, the parties will initiate dispute resolution procedures pursuant to Section 5.3(b).

(b) In the event of any dispute regarding the indemnification provisions contained in this Section 5, the parties shall attempt in good faith to resolve such dispute promptly by good faith negotiations between executives who have authority to settle the controversy.  Within 15 days following Indemnitee’s receipt of the Indemnitor’s initial notice of such dispute, the Indemnitee shall submit to the Indemnitor a written response.  The notice from Indemnitor, and the response from Indemnitee, shall each include (i) a statement of such party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive during negotiations.  Within 30 days after delivery of the Indemnitee’s notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute.  All reasonable requests made by one party to the other for information regarding the dispute will be honored.  If the dispute has not been resolved by negotiation within 45 days of the Indemnitee’s response, or if the parties fail to meet within 20 days from delivery of said response, either party may commence legal action to resolve such dispute.

5.4 Limitations of Indemnification.

(a) Notwithstanding anything herein to the contrary, with respect to Claims made pursuant to Section 5.2(a)(i) or Section 5.2(b)(i), an Indemnitor shall not be obligated to provide indemnification under such Sections (other than for breaches of Specified Representations) (i) unless and until the aggregate dollar amount of such claims under Section 5.2(a)(i) or Section 5.2(b)(i), as applicable, exceeds $10,000, in which case the applicable Indemnitor shall be obligated to provide indemnification for all such amounts, and (ii) for any amount in excess of $200,000

(b) Notwithstanding the foregoing, and for the avoidance of doubt, the limitations on indemnification set forth in Section 5.4(a) shall not apply to any indemnification claim for Liabilities resulting from, in connection with or arising out of (i) any breach of or inaccuracy in any of the Specified Representations, (ii) indemnification obligations set forth in any provision other than Sections 5.2(a)(i) and 5.2(b)(i) and (iii) any fraud or intentional and knowing misrepresentation by any party in connection with this Agreement.

5.5 Defense Of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which the Selling Parties may become obligated to indemnify, hold harmless, compensate or reimburse any of Purchaser’s Indemnitees pursuant to Section 5, Purchaser shall have the right, at its election, to designate Seller to assume the defense of such claim or Proceeding at the sole expense of Seller.

(b) If Purchaser so elects to designate Seller to assume the defense of any such claim or Proceeding (i) Seller shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to Purchaser, (ii) Purchaser shall make available to Seller any non-privileged documents and materials in the possession of Purchaser or its Affiliates that may be necessary to the defense of such claim or Proceeding, (iii) Seller shall keep Purchaser informed of all material developments and events relating to such claim or Proceeding, (iv) Purchaser shall have the right to employee its own counsel (at its expense) to participate in the defense of such claim or Proceeding, (v) Seller shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of Purchaser; provided, however, that Purchaser shall not unreasonably withhold such consent, and (vi) Purchaser may at any time (notwithstanding the prior designation of Seller to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

(c) If Purchaser does not elect to designate Seller to assume the defense of any such claim or Proceeding (or if, after initially designating Seller to assume such defense, Purchaser elects to assume such defense), Purchaser may proceed with the defense of such claim or Proceeding on its own.  If Purchaser so proceeds with the defense of any such claim or Proceeding on its own (i) all expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the Selling Parties, (ii) the Selling Parties shall make available to Purchaser any documents and materials in the possession or control of the Seller or its Affiliates that may be necessary to the defense of such claim or Proceeding, (iii) Purchaser shall keep Seller and Seller informed of all material developments and events relating to such claim or Proceeding, and (iv) Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of Seller; provided, however, that Seller shall not unreasonably withhold such consent.

(d) Notwithstanding anything in this Agreement to the contrary, if Purchaser determines in good faith that it is likely that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, Purchaser may, regardless of whether or not Purchaser had previously elected to allow the Proceedings to be conducted pursuant to Section 5.4(a) above, at any time by notice to the Selling Parties assume the exclusive right to defend, compromise or settle such Proceeding without the consent of the Selling Parties.

5.6 Escrow.  Pursuant to the terms of this Agreement and the Escrow Agreement, the Escrow Fund shall be available to the Purchaser upon the proper exercise of its indemnification rights hereunder to recover any amounts owed to the Purchaser.  The Escrow Fund will be held as a trust fund and will not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.  Notwithstanding anything to the contrary contained herein, the Escrow Fund shall in no way limit or cap the Selling Parties’ indemnification obligations under Section 5.

5.7 Remedies Exclusive.  AFTER THE CLOSING, THE REMEDIES PROVIDED IN THIS SECTION 5 ARE AND SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES HERETO AND THEIR HEIRS, SUCCESSORS AND ASSIGNS (INCLUDING, WITHOUT LIMITATION, ALL PURCHASER INDEMNIFIED PARTIES) WITH RESPECT TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND ALL MATTERS, TRANSACTIONS AND CIRCUMSTANCES RELATING HERETO, INCLUDING, WITHOUT LIMITATION, ANY BREACH OR NON-PERFORMANCE OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN, EXCEPT IN THE CASE OF INTENTIONAL AND KNOWING MISREPRESENTATION OR FRAUD, IN WHICH CASE THE PARTY EXERCISING ITS RIGHTS SHALL HAVE ALL RIGHTS AND REMEDIES AVAILABLE UNDER THIS AGREEMENT AND AVAILABLE UNDER THE LAW AGAINST THE OTHER PARTY.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NO PARTY MAY BRING OR COMMENCE ANY CLAIM, SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY AND ALL MATTERS, TRANSACTIONS AND CIRCUMSTANCES RELATING HERETO, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEPT TO BRING A CLAIM FOR (A) FRAUD OR INTENTIONAL AND KNOWING MISREPRESENTATION AGAINST THE OTHER PARTY, AND (B) INDEMNIFICATION IN ACCORDANCE WITH THIS SECTION 5.  THE PROVISIONS OF THIS SECTION 5 (INCLUDING, WITHOUT LIMITATION, THIS SECTION 5.7) CONSTITUTE AN INTEGRAL PART OF THE CONSIDERATION GIVEN PURSUANT TO THIS AGREEMENT AND WERE SPECIFICALLY BARGAINED FOR AND REFLECTED IN THE TOTAL AMOUNT OF THE PURCHASE PAYABLE TO SELLER.  NOTWITHSTANDING THE FOREGOING, THE PARTIES SHALL BE ENTITLED TO EQUITABLE REMEDIES IN CONNECTION WITH BREACHES OF THE COVENANTS CONTAINED IN SECTIONS 4.3, 4.4 AND/OR 4.5 OF THIS AGREEMENT.

6.	Miscellaneous Provisions.

6.1 Further Assurances.  Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

6.2 Fees and Expenses; Investment Banking Fees.

(a) Except as otherwise contemplated herein, each party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such party in connection with (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions, (ii) the investigation and review conducted by such party and its Representatives with respect to the Transactions, (iii) the negotiation, preparation and review of this Agreement, the other Transaction Agreements and all other bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions and (v) the consummation and performance of the Transactions except that all conveyance, sales, use and other transfer Taxes arising in connection with the consummation of the Transactions shall be paid 50% by Seller and 50% by Buyer.

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, each party to this agreement shall pay its own investment banking, broker or finder fees incurred in connection with the Transactions.

6.3 Attorneys’ Fees.  If any legal action or other legal proceeding relating to any of the Transaction Agreements or the enforcement of any provision of any of the Transaction Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.4 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Shareholders or Seller:

Inuvo, Inc.
15550 Lightwave Drive, Third Floor
Clearwater, FL  33760
Attention: Wallace D. Ruiz, Chief Financial Officer
Facsimile:  (727) 683-9342

With a copy (which copy shall not constitute notice) to:

Hill Ward Henderson
101 E. Kennedy Blvd., Suite 3700
Tampa, FL  33602
Attention: Christopher J. Stephens
Facsimile:  (813) 221-2900

if to Purchaser:

DF Institute, Inc.
332 Front Street South, Suite 501
La Crosse, WI 54601
Attention: Andrew Temte, President
Facsimile:  (608) 779-5140

With a copy (which copy shall not constitute notice) to:

Kaplan, Inc.
Legal Department
888 Seventh Avenue, 23rd Floor
New York, New York 10106
Attention: Johan de Muinck Keizer, Senior Vice President and General Counsel
Facsimile:  (212) 489-2301

6.5 Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.6 Counterparts; Facsimile.  This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

6.7 Governing Law; Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York.  Each party to this Agreement expressly and irrevocably (i) consents that any legal action or proceeding against him, her or it under, arising out of or in any manner relating to, this Agreement, or any other document delivered in connection herewith, shall be brought exclusively in any court of the State of Florida or in the United States District Court for the Middle District of Florida, (ii) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding, (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis and (iv) waives all rights, if any, to trial by jury with respect to any such action or proceeding to the extent permitted under applicable Law.

6.8 Successors And Assigns; Parties In Interest.

(a) This Agreement shall be binding upon and inure to the benefit of Purchaser, Seller, the Shareholder and their respective successors and assigns, as applicable.  No party shall be permitted to assign any of their rights or delegate any of their obligations under this Agreement without the other party’s prior written consent; provided that Purchaser may assign this Agreement to one or more of its Affiliates without the prior written consent of the Selling Parties.

(b) Except for the provisions of Section 5 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns.  Without limiting the generality of the foregoing, (i) no employee of Seller or its Affiliates shall have any rights under this Agreement or under any of the other Transaction Agreements and (ii) no creditor of the Selling Parties or any of their Affiliates shall have any rights under this Agreement or any of the other Transaction Agreements.

6.9 Remedies Cumulative; Specific Performance.  Subject to Section 5.7, the rights and remedies of the parties hereto shall be cumulative and not alternative.  The parties hereto agree that (a) in the event of any Breach or threatened Breach by any party hereto of any covenant, obligation or other provision set forth in Sections 4.3, 4.4 or 4.5 of this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such Breach or threatened Breach and (b) neither such other party nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

6.10 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.11 Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the party to be charged.

6.12 Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

6.13 Entire Agreement.  This Agreement contains the entire agreement of the parties respecting the sale and purchase of the Acquired Assets and supersedes all prior agreements among the parties respecting the sale and purchase of the Acquired Assets.  The parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.  Except as expressly provided otherwise in this Agreement, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement are set forth in Section 5.7 hereof.

6.14 Construction.

(a) For purposes of this Agreement, including the Exhibits hereto, whenever the context requires the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

6.15 No Consequential Damages.  Notwithstanding anything in this Agreement to the contrary, no party hereto shall be liable to any other party for any consequential (including but not limited to lost profits, lost savings or other economic losses), indirect, incidental, speculative or special damages, even if such party has been advised of the possibility of or could have foreseen such damages.

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The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.
PURCHASER:

DF Institute, Inc., an Illinois corporation

By:	/s/ Andrew Temte
Name
Title

SELLER:

Real Estate School Online Inc., a Florida corporation

By:	/s/ Wallace Ruiz
Name
Title

SHAREHOLDER:

Inuvo, Inc. a Nevada corporation

By:	/s/ Wallace Ruiz
Name
Title